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                                                                    Exhibit 99.1



NSI STOCKHOLDERS APPROVE REVERSE STOCK SPLIT AND OTHER ANNUAL MEETING MATTERS; DECLARES QUARTERLY DIVIDEND

ATLANTA, Jan 3, 2002 -- Stockholders at the annual meeting of National Service Industries (NYSE: NSI) today approved a one-for-four reverse stock split of NSI common stock. NSI stockholders also elected seven directors, approved the 2001 Nonemployee Directors' Stock Incentive Plan, and ratified the selection of Arthur Andersen LLP as the company's independent public accountants for the 2002 fiscal year.

The following seven individuals were elected as directors at the annual meeting of stockholders, for a term ending at the next annual meeting: Dennis R. Beresford; John E. Cay, III; Don L. Chapman; Brock A. Hattox, chairman and chief executive officer of NSI; Joia M. Johnson; Michael Z. Kay; and Betty L. Siegel. In addition, Erwin Zaban and David Levy will serve as honorary directors.

Following the annual meeting of stockholders, the board of directors met and authorized the company to proceed with the reverse stock split. NSI common stock will begin trading on a reverse split basis on January 7, 2002. Equiserve Trust Company, N.A. has been retained to effect the exchange of certificates.

As a result of the reverse stock split, every four shares of NSI common stock will be reclassified into one share of NSI common stock. NSI will not issue fractional shares in connection with the reverse stock split, and cash will be paid in lieu of such fractional shares. The reverse stock split will not change the number of authorized shares of NSI common stock or the par value per share of NSI common stock.

The board of directors of NSI today declared a regular quarterly dividend of 4 cents per share on a post reverse split basis. The dividend is payable on February 1, 2002 to shareholders of record on January 14, 2002.

The Chairman's address from the company's annual meeting will be posted at the NSI Web site: www.nationalservice.com .

National Service Industries, Inc., with fiscal year 2001 sales of $560 million, has two business segments -- textile rental and envelopes.

SOURCE National Service Industries, Inc.

CONTACT:

Chester J. Popkowski (Chet), Senior Vice President, Chief Financial Officer, and Treasurer of National Service Industries, +1-404-853-1205 URL:
http://www.nationalservice.com